Exhibit 3.235

Project Louise - Ryan Franklin - Waller - 1/26/2016 6:11:02 AM-209.136.102.231
1513111
State of California
OFFICE OF SECRETARY OF STATE
CORPORATION DIVISION
I, MARCH FONG EU, Secretary of State of the State of California, hereby certify:
That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.
IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this MAR 16 1990
Secretary of State
THE GREAT SEAL OF THE STATE OF CALIFORNIA
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1513111
ENDORSED
FILED
In the office of the Secretary of State of the State of California
MAR 16 1990
MARCH FONG EU, Secretary of State
ARTICLES OF INCORPORATION
OF
SERENITY KNOLLS
I.
The name of this corporation is SERENITY KNOLLS.
II.
The name of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.
III.
The name and address in the State of California of this Corporation’s initial agent for service of process is:
John R. Williams
60 Galli Drive
Novato, CA 94949
IV.
This corporation is authorized to issue only one class of shares of stock; which shall be designated as “common” shares; the total number of shares which this Corporation is authorized to issue is One Thousand Shares.

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V.
The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
VI.
The corporation is authorized to procide indemnification of agents (as defined in Section 317 of the Corporation Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporation Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporation Code.
Dated: March 12, 1990
GEORGE MAC VOGELEI, ESQ.
Incorporator
I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.
GEORGE MAC VOGELEI, ESQ.
CP11 003030.sf2
Project Louise - Ryan Franklin - Waller - 1/26/2016 6:11:02 AM - 209.136.102.231
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